Exhibit 99.1

Contacts:

Chris Evenden

VP, Investor Relations

cevenden@ea.com

650-628-0255

John Reseburg

VP, Communications

jreseburg@ea.com

650-628-3601

Rachel Gonzalez Appointed to Electronic Arts Board of Directors

REDWOOD CITY, Calif.- November 19, 2021—Electronic Arts Inc. (NASDAQ: EA), a worldwide leader in interactive entertainment, announced today that Rachel Gonzalez has been appointed to EA’s Board of Directors, effective immediately. Ms. Gonzalez will also serve on EA’s Nominating and Governance Committee.

Ms. Gonzalez is executive vice president, general counsel for Starbucks Coffee Company where she oversees legal and regulatory affairs, global security, and ethics and compliance. Prior to joining Starbucks, she served as Chief Administrative Officer for travel technology company Sabre Corporation where she led a global team responsible for corporate communications, corporate compliance, government affairs, human resources, legal strategy, and regulatory affairs.

Ms. Gonzalez has also held leadership roles at Dean Foods and Affiliated Computer Service. Earlier in her career, she was a partner at Morgan, Lewis & Bockius focusing on corporate finance, corporate governance, mergers and acquisitions, and SEC compliance.

“Rachel’s extensive leadership experience in the complexities of large-scale multinational business will be an invaluable addition to our Board of Directors,” said Andrew Wilson, Chairman & CEO of Electronic Arts. “We’re looking forward to having Rachel’s unique voice on our Board as we accelerate our growth and drive innovation in service of our players.”

“I am thrilled to join the Electronic Arts Board of Directors,” said Ms. Gonzalez. “EA is entertaining hundreds of millions of people around the world through amazing content and experiences, and I respect their strong values to inspire positive impact through play. I look forward to joining them at this exciting time of expansion and growth in the industry.”

She holds a bachelor’s degree in Comparative Literature with high honors from the University of California, Berkeley, as well as a law degree from the Boalt Hall School of Law at the University of California, Berkeley.

About Electronic Arts

Electronic Arts (NASDAQ: EA) is a global leader in digital interactive entertainment. The Company develops and delivers games, content and online services for Internet-connected consoles, mobile devices and personal computers.

In fiscal year 2021, EA posted GAAP net revenue of $5.6 billion. Headquartered in Redwood City, California, EA is recognized for a portfolio of critically acclaimed, high-quality brands such as EA SPORTS™ FIFA, Battlefield™, Apex Legends™, The Sims™, Madden NFL, Need for Speed™, Titanfall™, Plants vs. Zombies™ and F1®. More information about EA is available at www.ea.com/news.

EA SPORTS, Battlefield, Need for Speed, Apex Legends, The Sims, Titanfall and Plants vs. Zombies are trademarks of Electronic Arts Inc. STAR WARS © & TM 2015 Lucasfilm Ltd. All rights reserved. John Madden, NFL, FIFA and F1 are the property of their respective owners and used with permission.